RESIGNATION AND SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

THIS RESIGNATION AND SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the "Agreement") is made and entered into on this 29th day of July, 2005, by and between GUARANTY FEDERAL SAVINGS BANK, GUARANTY FEDERAL BANCSHARES, INC. and GUARANTY BANK (" together Guaranty") and WILLIAM B. WILLIAMS ("Williams").

WHEREAS, Guaranty and Williams entered into an at will, employer-employee   relationship on October 12, 1995 under which Williams provided services for Guaranty  Federal Savings and Loan Association which later became  Guaranty Federal Savings  Bank, and then Guaranty Bank; and

WHEREAS, Williams is a shareholder of Guaranty Federal Bancshares, Inc., and

WHEREAS, Williams has submitted his resignation from employment; and

WHEREAS, Guaranty has accepted Williams’s resignation; and

WHEREAS, Guaranty and Williams wish to resolve all issues between them as set forth  herein; and

NOW THEREFORE, in consideration of the mutual covenants, promises, agreements, and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1.  Definitions.

a.  Guaranty. As used in this Agreement, the term "Guaranty" shall include Guaranty Federal Savings and Loan Association, Guaranty Federal Savings Bank, Guaranty Federal Bancshares, Inc., Guaranty Bank and their predecessors, and all of their respective current and former officers, directors, shareholders, members, managers, employees, agents, attorneys, insurers, parents, successors, assigns, subsidiaries and all affiliated companies.

b.  Effective Date. The term "Effective Date" is the date that this Agreement becomes effective and enforceable. It is the eighth (8th) calendar day following the date Williams signs the Agreement.

c.  Termination Date. The employer-employee relationship and any and all agreements between Guaranty and Williams documenting or purporting to document the employment relationship shall terminate on July 7, 2005 (the "Termination Date").

2.  Resignation. Williams agrees that as of the Termination Date, he will resign from any and all positions he may hold as an officer, director, employee, or agent of Guaranty, including, but not limited to, as Executive Vice President - Chief Administrative Officer. Williams further agrees to execute all documents necessary to implement his resignation.

3.  Severance. The parties agree that Williams received this agreement on July 7, 2005. Williams has twenty-one (21) calendar days from this date to consider the Agreement. He may sign and return it sooner if he desires by delivering a signed copy to Mr. Shaun Burke at Guaranty. Williams also has seven (7) calendar days in which he may revoke the signed Agreement by delivering a written notice of revocation to Mr. Burke. The Agreement will become effective and enforceable on the eighth (8th) calendar day following the date Williams signs the Agreement. (The Effective Date.)

Guaranty shall pay as severance to Williams the maximum sum of Thirty Eight Thousand Eight Hundred Twenty Four Dollars ($38,824.00) which shall be extended and payable only for a period beginning with the first regular payroll date from and after the Effective Date and shall expire and terminate five (5) months after the Effective Date.

The severance payments shall be payable in proportionate amounts at the time of and in accordance with Guaranty’s normal payroll procedures and shall be subject to all withholdings and deductions required or permissible under law. The severance payments shall be in lieu of, and not in addition to, any other severance payments, incentive pay, bonus pay, back pay or front pay, if applicable. Notwithstanding the foregoing provisions, the obligations of Guaranty to pay, and the right of Williams to receive any severance payments, shall be conditioned upon and subject to (i) continued compliance by Williams of the provisions of this Agreement and (ii) the prior execution and delivery by Williams of the Agreement.

Williams shall not have any further right except as expressly set forth herein and hereby irrevocably, unconditionally and absolutely releases, disclaims, waives and discharges any and all right to payment by Guaranty of any expense allowance or advances and any participation by Williams of contributions of Guaranty under any pension, profit sharing or other benefit or incentive pay plan or any participation in any stock option, stock bonus, stock purchase or any equity compensation plan of Guaranty or its predecessor previously now or hereafter extended by Guaranty.

Williams, at his cost, may be extended applicable coverage as of the Termination Date pursuant to the provisions of 29 U.S.C. Sections 1161-66 ("COBRA"). Guaranty expressly reserves the right to amend, modify or terminate its health insurance plan at any time and for any reason.

Williams will be compensated for accrued vacation in the amount of Three Thousand Six Hundred Eighty-Eight Dollars and Twenty Eight Cents. ($3,688.28) less applicable withholdings, which shall be payable in a lump sum after the Effective Date.

4.  Existing Stock Options, ESOP Participation, and 401K Plan. The parties agree that they have previously entered into certain agreements including, but not limited to: the Guaranty Federal Savings Bank Employee Stock Ownership Plan (the "ESOP"), the Guaranty Federal Savings and Loan Association of Springfield 1994 Stock Option Plan, (the "94 SOP"), the Guaranty Federal Bancshares, Inc. 1998 Stock Option Plan (the "98 SOP"), and a 401 K Plan . The parties agree that:

a.  Williams is vested and presently owns in the ESOP, Ten Thousand Four Hundred Seventy- Nine (10,479) shares of Guaranty Federal Bancshares, Inc. plus accrued dividends; and

b.  Williams is vested and has the right to exercise in the 94 SOP, One Thousand Six Hundred Twelve (1,612) options to purchase Guaranty Federal Bancshares, Inc., common stock; and

c.  Williams is vested and has the right to exercise in the 98 SOP, Twenty-Seven Thousand Six Hundred Thirty-Nine (27,639) options to purchase shares of Guaranty Federal Bancshares, Inc., common stock.

d.  The provisions of the ESOP, the 94 SOP and the 98 SOP shall govern with respect to the respective rights and obligations of Williams and Guaranty including, but not limited to, the distribution of benefits from the ESOP and the exercise of the stock options.

e.  The provisions of the 401K Plan shall govern with respect to the respective rights and obligations of Williams and Guaranty.

5.  Restrictive Covenants. From the Termination Date, Williams agrees that he will not approach, solicit business or employees from, or infringe upon current clients of Guaranty for twelve (12) months. Williams further agrees to keep confidential for twelve (12) months all information relating to Guaranty’s business, its research and marketing activities, its production work and trade secrets, its clients and accounts and its prospective clients and customers. Guaranty acknowledges that Williams may, during the term of these restrictive covenants, take a position of employment in banking in the Springfield, Missouri, area; and in connection with such employment Williams may perform duties similar to the duties he performed for Guaranty.

6.  Non-Disparagement. Williams agrees that as a result of his position with Guaranty, damaging or critical statements made by him are uniquely detrimental to the interests of Guaranty and its affiliates. Williams agrees that he will not make disparaging or critical statements of any nature whatsoever about Guaranty or any employees, officers and directors of Guaranty.

7.  Indemnification. Except for the conduct or actions of Williams, covered by any policy of insurance owned by Guaranty, in whole or in part, or that were taken in accordance with Guaranty Policy or approved by the Board of Guaranty, all of which are specifically excluded from this Indemnification provision, Williams agrees to indemnify Guaranty for any causes of action or lawsuit against Guaranty and any related losses, damages or expenses, including attorney fees, incurred by Guaranty as a result of his conduct or actions while employed by Guaranty.

8.  Release by Williams. Williams hereby irrevocably, unconditionally, and absolutely releases and covenants not to sue or initiate any administrative or legal proceeding against Guaranty and each of its current and former shareholders, directors, officers, employees and agents and irrevocably, unconditionally and absolutely releases, waives and discharges any and all rights, actions, demands and claims Williams had, has, or may have of any kind or nature, whether known or unknown, whether asserted or unasserted, up to the Effective Date against any released party. The claims released and discharged include, but are not limited to, all claims asserted, or which could have been asserted, under federal, state, or local constitution, law, regulation, ordinance, or common law that in any way relates to:

a.  William’s employment, with Guaranty including but not limited to discrimination, harassment, termination, or retaliation, salary, severance, benefits, bonus or any reimbursable expenses;

b.  The ESOP, 94 SOP, 98 SOP, 00 SOP, 01 SOP,04 SOP and any other pension, profit sharing or other benefit or incentive pay plan(s);

c.  All rights relating to his status as a shareholder;

d.  The Employee Retirement Income Security Act, as amended;

e.  Title VII of the Civil Rights Act of 1964, as amended;

f.  The Family and Medical Leave Act, as amended;

g.  The Americans with Disabilities Act, as amended;

h.  The Fair Labor Standards Act;

i.  Any and all claims with respect to the Age Discrimination in Employment Act, the Older Worker’s Benefit Protection Act, or otherwise in connection with age discrimination;

j.  The Rehabilitation Act of 1973, as amended;

k.  The National Labor Act, as amended;

l.  The Occupational Safety and Health Act, as amended;

m.   The Missouri Human Rights Act, ( Mo. Rev. Stat. Chapter 213, as amended);

n.  The Missouri Service Letter Statute, (Mo. Rev. Statutes Section 290.140, as amended);

o.  Any and all tort claims, including, without limitation, negligence, wrongful discharge, intentional or negligent infliction of emotional distress;

p.  Any and all claims for alleged breach of an express or implied contract, including, without limitation, detrimental reliance, severance pay, and unpaid wages and compensation for stock;

q.  Any and all claims under workers’ compensation law;

r.  Any and all claims for attorneys’ fees, and

s.  Any claim he may have, or may have had, for personal injuries, physical injuries, emotional distress, lost wages, lost benefits, general damages, contractual damages, liquidated damages, punitive damages, reinstatement, prejudgment interest, attorneys fees, costs, expenses, or any other form of legal or equitable relief whatsoever.

9.  Consultation with Attorney. Williams acknowledges and agrees that he has consulted with an attorney prior to executing this Agreement and that he signs the agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the agreement.

10.  No Admission of Liability. The parties expressly agree and understand that neither the existence of this Agreement nor anything contained in this Agreement shall constitute an admission of any liability on the part of any party, any and all such liability being expressly denied.

11.  Complete Defense. The parties expressly understand and agree that this Agreement may be pled as a complete bar in defense of any action or proceeding which may be instituted by any other party or on any other party’s behalf or right, arising out of the matters described in Section 8 which form the basis for the present dispute between the parties, and that any such suit shall be dismissed with prejudice at the cost of the party filing the lawsuit.

12.  Rights and Remedies. (a) In the event of a breach of this Agreement by either party hereunder, the nonbreaching party shall have, in addition to any other rights and remedies contained in this Agreement, all rights and remedies available to such party at law or in equity of any nature whatsoever, including injunctive relief and the right of specific performance. Williams agrees that his violation of any term provision or restriction of this Agreement will result in irreparable injury and damage to Guaranty which will not be adequately compensated by money damages and that Guaranty will have no adequate remedy at law therefore. In the event of any action to enforce any provision of this Agreement, the prevailing party shall be entitled, to recover reasonable attorney fees and expenses, including costs of investigation incurred in connection with enforcement. Williams acknowledges, covenants and agrees that in addition to any and all other remedies available to Guaranty, it may cease and terminate without further liability performance of this Agreement in the event that Williams violates or breaches any provision of this Agreement, or if Williams initiates or prosecutes any legal, equitable, administrative or arbitration proceeding against Guaranty in any way related to or arising out of this Agreement, except that this provision shall not apply to the ESOP, SOP, or 401K Plan rights of Williams as provided in paragraph 4.. Williams further expressly covenants and agrees that any award or recovery awarded Williams against Guaranty, or any director, officer, or employee shall be reduced by the amount of any payments made to or benefits extended on behalf of Williams under the terms of this Agreement.

(b) Williams agrees that after carefully considering the provisions of this Agreement, the restrictions contained herein are fair and reasonable and are reasonably required for the protection of the valuable and significant interests of Guaranty.

13.  Confidentiality. As a condition to receipt of the benefits and payments provided herein, Williams covenants and agrees to not disclose or in any way publicize the terms of this Agreement or its existence to anyone other than his attorney or tax advisor, each of whom shall be required to comply with the terms of this provision and hold this Agreement and its existence and terms confidential.

14.  Miscellaneous Provisions.

a.  The parties agree that any and all prior agreements shall be superseded by this Agreement, which shall constitute the entire agreement of the parties with respect to such matters. .

b.  Williams acknowledges that he has read this Agreement, understands its terms, and signs this Agreement, voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of this Agreement.

c.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

d.  The headings of the sections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any provision in this Agreement.

e.  This Agreement will be interpreted and enforced in accordance with the laws of the State of Missouri.

f.  Should any provision of this Agreement be declared or determined by a court of competent jurisdiction or arbitrator, as the case may be, to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

g.  No change or waiver of any part of the Agreement will be valid unless in writing and signed by all parties.

h.  Except as otherwise provided herein, each party shall bear its respective costs and fees associated with the implementation, negotiation, execution and/ or delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

WILLIAM B. WILLIAMS

/s/ WILLIAM B. WILLIAMS

GUARANTY

By:  /s/ Shaun A. Burke

Name: Shaun A. Burke

Title: President & CEO